Exhibit 99.1

Company Contact:
Sterling McDonald, VP & CFO
(713) 935-0122
smcdonald@evolutionpetroleum.com

Lisa Elliott / lelliott@drg-e.com
Jack Lascar / jlascar@drg-e.com
FOR IMMEDIATE RELEASE	DRG&E / 713-529-6600

Evolution Petroleum Revises Capital Expenditure Budget for Fiscal 2009 and Repurchases Shares

Houston, TX, October 31, 2008 - Evolution Petroleum Corporation (AMEX:EPM) today reported that it has revised its capital expenditure budget for fiscal 2009 and reduced the overall program from $19 million to less than $10 million.  Yesterday, the company also completed a block repurchase of 788,200 of its common shares from an unaffiliated institution in a negotiated transaction at an average price of $1.10 per share.  The company has no current plans to repurchase more shares at this time.

Robert Herlin, President and CEO, stated, “Our long term strategy and primary focus continue to be on increasing share value through the identification and acquisition of resources, and then converting these resources into proved reserves through our expertise and technology.  Since Giddings Field wells tend to produce a large portion of their reserves relatively quickly, we believe that it is in our shareholders’ best interests to slow the Giddings development program until expectations of higher commodity prices are realized.”

The focus of the 2009 budget has been shifted more towards higher value-added activities in (i) project identification and leasing of reserves that we believe will be categorized as proved undeveloped, (ii) drilling to move existing reserves into the proved category, and (iii) selective repurchase of common shares.  Working capital and funds from operations are expected to cover the capital expenditure budget and provide liquidity to consider any new, exceptionally attractive opportunities that may arise due to continued market disruption.

The company’s revised budget provides for drilling up to three re-entry wells in the Giddings Field, which is a reduction from the previous ten well re-entry plan, subject to future changes in commodity prices and market conditions.  The first Giddings Field re-entry well in the fiscal 2009 capital budget is expected to be spudded in November. Initial test drilling of up to five, low-cost vertical wells also is planned within the shallow Woodford Shale project in Oklahoma in order to potentially quantify and convert that potential resource into proved and probable reserves.  The company similarly expects to drill up to three low cost wells in its new Texas project to establish proved reserves of moderately heavy oil associated with water at shallow depths (“Neptune Project”).

Robert Herlin, President and CEO, further stated, “EPM is well positioned to continue growing share value during the next year, utilizing our cash flow and healthy balance sheet.  With substantial working capital, no debt and no near term expiring leases, we have the luxury of adjusting our capital expenditure budget to capture select opportunities that arise for the benefit of our shareholders. For example, due to the market turmoil that has caused our stock price to be severely discounted from what we believe is our intrinsic asset value, we were able to repurchase shares and provide what we believe is a very positive benefit to our shareholders.”

About Evolution Petroleum

Evolution Petroleum Corporation (http://www.evolutionpetroleum.com) acquires known, onshore oil and gas resources and applies conventional and specialized technology to accelerate production and develop incremental reserves and value. With no debt and a strong balance sheet, the Company is well positioned to carry out its initiatives in Enhanced Oil Recovery, Bypassed Resources and Unconventional Gas Development.

Principal assets as of July 1, 2008 include 4 MMBOE of proved and 3.1 MMBOE of probable reserves in the Giddings Field of central Texas, approximately 13 MMBO of probable reserves associated with the 13,636 acre Delhi Field Holt Bryant Unit currently being redeveloped with CO2-EOR technology in northeast Louisiana, and leases covering approximately 18,000 net acres in two shallow and medium depth Woodford gas shale projects in Oklahoma. The Company is also actively engaged in developing new projects within its initiatives.

Additional information, including the Company’s annual report on Form 10-KSB and its quarterly reports on Form 10-Q can be accessed on its website at www.evolutionpetroleum.com.

Cautionary Statement

All statements contained in this press release regarding potential results and future plans and objectives of the Company are forward-looking statements that involve various risks and uncertainties. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. The Company undertakes no obligation to update or review any forward-looking statement, whether as a result of new information, future events, or otherwise. Important factors that could cause actual results to differ materially from our expectations include, but are not limited to, those factors that are disclosed under the heading “Risk Factors” and elsewhere in our documents filed from time to time with the United States Securities and Exchange Commission and other regulatory authorities. Statements regarding our ability to complete transactions, successfully apply technology applications in the re-development of oil and gas fields, realize future production volumes, realize success in our drilling and development activity, prices, future revenues and income and cash flows and other statements that are not historical facts contain predictions, estimates and other forward- looking statements. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that its goals will be achieved and these statements will prove to be accurate. Important factors could cause actual results to differ materially from those included in the forward-looking statements.

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